UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 9, 2017 (Date of earliest event reported)
Banyan Rail Services Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-9043 (Commission File Number)	36-3361229 (I.R.S. Employer Identification No.)

5200 Town Center Circle, Suite 550, Boca Raton, Florida (Address of principal executive offices)	33486 (Zip Code)

(561) 617-8050 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 9, 2017, Banyan Rail Services Inc. (the “Company”) and Patriot Equity, LLC, a Florida limited liability company (“Patriot”), executed a purchase agreement (the “Purchase Agreement”) for the sale of all of the Company’s outstanding limited liability company interests in its wholly-owned subsidiary, Banyan Medical Partners LLC, a Delaware limited liability company (“BMP”), for $277,756.

In connection with the Purchase Agreement, BMP assumed a portion of a demand note issued by the Company to Boca Equity Partners LLC (“BEP”), dated December 31, 2016, in the original amount of $471,825, which, including principal and interest and additional advances, increased to an aggregate amount of $590,933 (the “Note”). The Company will retain its obligations under the portion of the Note not assumed by BMP in the amount of $313,177.

A wholly-owned subsidiary of BMP, Banyan Surprise Plaza LLC, an Arizona limited liability company (“BSP”), entered into a purchase and sale agreement with RK-WEM, LLC dated August 8, 2016, to acquire a property commonly known as the Surprise Medical Plaza in Surprise, Arizona. Following the execution of the Purchase Agreement, BSP remains a wholly-owned subsidiary of BMP and is no longer an indirect subsidiary of the Company.

Gary O. Marino, the Company’s chairman of the board, is the chairman, president, and chief executive officer of BEP, and Mr. Marino and directors Donald S. Denbo and Paul S. Dennis also hold membership interests in BEP. Mr. Marino is the sole member and managing member of Patriot. The Purchase Agreement was approved by the independent members of the Company’s board.

The Purchase Agreement contains customary representations, warranties, and covenants. The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement by and between Banyan Rail Services Inc., a Delaware corporation, and Patriot Equity, LLC, a Florida limited liability company, dated March 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Banyan Rail Services Inc.

	By:	/s/ Christopher J. Hubbert
	Name:	Christopher J. Hubbert
	Title:	Secretary
Dated March 10, 2017